Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop	Broadgate Consultants
	(480) 609-3330	(972) 612-8085	(212) 232-2222

MERITAGE CORPORATION TO ACQUIRE
CITATION HOMES OF SOUTHERN CALIFORNIA

     Scottsdale, Arizona and Dallas (December 22, 2003) – Meritage Corporation (NYSE: MTH) today announced that it has entered into a definitive agreement to purchase the homebuilding assets of Orange County based Citation Homes of Southern California, a privately held builder of quality single-family homes. The acquisition is expected to close in early January 2004 and is subject to the satisfaction of certain conditions. Citation closed 149 homes in 2002 at an average selling price of approximately $262,000, resulting in homebuilding revenue of $39 million.

     “This acquisition is consistent with our growth strategy of entering new markets through acquisition while expanding organically in our existing markets. This announcement is a great way to finish 2003, which we expect will be our 16th consecutive year of record revenue and net earnings,” said Steve Hilton, Co-Chairman and Co-Chief Executive Officer of Meritage. “Citation is a strong cultural fit with Meritage and provides us with an entry into the Los Angeles metro area with an emphasis in the fast-growing Inland Empire region. The L.A. area is the second largest single-family U.S. housing market, and with this acquisition, Meritage will be operating in five of the top ten single-family housing markets in the U.S.: Phoenix/Mesa, Dallas/Ft. Worth, Houston, Las Vegas and Los Angeles.”

     Scott Allen, President of Citation Homes of Southern California, will remain with the company as Division President, while Tracy Allen Friedmann will continue to serve as Director of Marketing. Tony Allen, current Chief Executive Officer of Citation, will remain as a consultant to the company. “We are pleased that Scott and Tracy will continue to manage this division,” stated Steve Hilton. “Their team has considerable experience in this market, and we all look forward to the growth opportunities that they will bring to Meritage.”

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     “The Allen Family has been successfully building quality homes in the Southern California area for more than two decades,” said Tony Allen. “I am very excited about partnering with Meritage to continue the growth and development of Citation Homes of Southern California,” said Scott Allen. “Meritage has a solid history of success, and I look forward to being part of its future growth.”

About Meritage Corporation

Meritage Corporation designs, builds and sells distinctive single-family homes ranging from entry-level to semi-custom luxury and has built approximately 27,000 homes in its 18 year history. The Company was recently ranked 11th in Fortune magazine’s September 2003 “Fastest Growing Companies in America” list, its third appearance on this list. In addition, Meritage was named as the 14th largest builder in the U.S. for 2002 by Builder magazine in their May 2003 issue and was recently included in THE BLOOMBERG 100 “HOT STOCKS”, compiled by Bloomberg Personal Finance Magazine in their February 2003 issue. The Company has also been ranked 4th by Forbes magazine in its “200 Best Small Companies in America”. Meritage operates in the Phoenix and Tucson, Arizona markets under the Monterey Homes, Hancock Communities and Meritage Homes brand names, in the Dallas/Ft. Worth, Austin, Houston and San Antonio, Texas markets as Legacy Homes, Hammonds Homes and Monterey Homes, in the East San Francisco Bay and Sacramento, California markets as Meritage Homes and in Las Vegas, Nevada as Perma-Bilt Homes. The Meritage web site is located at: www.meritagehomes.com. NYSE, Symbol: MTH.

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning the anticipated favorable results of the Citation Homes of Southern California acquisition and our anticipation of record revenue and net earnings in 2003. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     With respect to the Citation Homes acquisition, these uncertainties include: that the Citation Homes acquisition will not close; the risks that the Citation Homes business will not be integrated successfully; the risk that Citation’s performance during 2004 will not be as good as it has been since 2002; that the market and financing synergies anticipated from the acquisition may not be fully realized or may take longer to realize than expected; that unanticipated expenses and liabilities may be incurred; and that the combined companies will lose key employees or supplies.

     Our business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock prices; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program

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to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; new accounting policies or principles or governmental or stock exchange regulations that could affect our corporate governance or accounting methods; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2002 under the captions “Market for the Registrant’s Common Stock and Related Stockholder Matters – Factors That May Affect Future Stock Performance” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition” and in Exhibit 99.1 of Meritage’s Form 10-Q for the quarter ended September 30, 2003. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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